EXHIBIT 99

November 21, 1997

NEWS RELEASE

Contact:   Andy McCreanor
           (937) 382-1441

    The National Bank and Trust Company, its holding company, InterCounty Bancshares, Inc., and Phillips Insurance Agency Group, Inc., announced that they have signed an agreement for the acquisition of Phillips Insurance Agency by National Bank and Trust. National Bank and Trust, founded in 1859 and headquartered in Wilmington, Ohio, offers an extensive line of financial products and services to small business, agriculture, trust customers, and individual consumers from fourteen offices in Clinton, Brown, Clermont, Highland and Warren Counties in Ohio. At September 30, 1997, InterCounty Bancshares and National Bank and Trust had consolidated assets of $409.5 million.

    Phillips Insurance was originally formed by Charles Dunlap in 1938 and purchased by George R. Phillips, its current President and CEO, from Tom Dunlap in 1977. In 1986 Mr. Phillips' son George R. ("Chip") Phillips joined the agency, and in 1987 his son Michael Phillips also entered the agency. Phillips Insurance is an independent agency and a member of the Professional Insurance Association. It represents Grange Mutual Casualty Co., Travelers Insurance Co. and Great American Insurance Co., as well as many others. It offers auto, home, farm, commercial, life and hospitalization insurance, as well as annuity products. The agency is licensed in Ohio as well as six other states, although is serves primarily southwestern Ohio.

    Under the terms of the agreement, the shareholders of Phillips Insurance will receive shares of InterCounty Bancshares for all of the outstanding shares of Phillips Insurance. The acquisition is expected to be consummated in the first quarter of 1998, subject to the receipt of regulatory approvals and various other conditions.

    Mr. Phillips stated, "Over the last three to five years it has become inevitable that the banking industry and the insurance industry would come together. With Phillips Insurance and National Bank and Trust's histories of strength and stability in serving the community, I see it as a good opportunity to better serve our customers by offering a combination of our industries to all of our clients." Timothy L. Smith, President and CEO of National Bank and Trust, stated, "We are excited about joining forces with the Phillips Insurance Agency to offer products and services to Southwestern Ohio. George has built an excellent company, and it offers top of the line insurance products."